As filed with the Securities and Exchange Commission on July 1, 2015

 Registration Statement File No. 333-183168
Registration Statement File No. 333-174600
Registration Statement File No. 333-163162
Registration Statement File No. 333-140597
Registration Statement File No. 333-122745
Registration Statement File No. 333-113212
Registration Statement File No. 333-104870
Registration Statement File No. 333-62346
Registration Statement File No. 333-77237

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-183168)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-174600)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-163162)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-140597)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-122745)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-113212)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-104870)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-62346)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-77237)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Rock-Tenn Company
(Exact name of registrant as specified in its charter)

Georgia	62-0342590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
(770) 448-2193
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROCK-TENN COMPANY AMENDED AND RESTATED 2004 INCENTIVES STOCK PLAN
ROCK-TENN COMPANY (SSCC) EQUITY INCENTIVE PLAN
ROCK-TENN COMPANY 2000 INCENTIVE STOCK PLAN
ROCK-TENN COMPANY SUPPLEMENTAL RETIREMENT SAVINGS PLAN
ROCK-TENN COMPANY 1993 EMPLOYEE STOCK PURCHASE PLAN
ROCK-TENN COMPANY 1993 EMPLOYEE STOCK OPTION PLAN
ROCK-TENN COMPANY 1988 STOCK OPTION PLAN
ROCK-TENN COMPANY 1987 STOCK OPTION PLAN

Robert B. McIntosh
Executive Vice President, General
Counsel and Secretary
Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
(770) 448-2193
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Hall, Esq.
Andrew R. Thompson, Esq.
Worldwide Plaza
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Rock-Tenn Company, a Georgia corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s Class A common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration No. 333-183168, initially filed with the SEC on August 8, 2012, registering 3,300,000 shares of Common Stock issuable under the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan;

ii.	Registration No. 333-174600, initially filed with the SEC on May 27, 2011, registering 3,970,137 shares of Common Stock issuable under the Rock-Tenn Company (SSCC) Equity Incentive Plan;

iii.	Registration No. 333-163162, initially filed with the SEC on November 18, 2009, registering 1,200,000 shares of Common Stock issuable under the Rock-Tenn Company 2004 Incentive Stock Plan;

iv.
Registration No. 333-140597, initially filed with the SEC on February 12, 2007, registering an aggregate of 1,900,000 shares of Common Stock issuable under the Rock-Tenn Company 2004 Incentive Stock Plan and the Rock-Tenn Company 1993 Employee Stock Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan;

v.	Registration No. 333-122745, initially filed with the SEC on February 11, 2005, registering 2,000,000 shares of Common Stock issuable under the Rock-Tenn Company 2004 Incentive Stock Plan;

vi.
Registration No. 333-113212, initially filed with the SEC on March 2, 2004, registering 1,000,000 shares of Common Stock issuable under the Rock-Tenn Company 1993 Employee Stock Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to such plan;

vii.
Registration No. 333-104870, initially filed with the SEC on April 30, 2003, registering $2,000,000 aggregate amount in supplemental retirement savings plan deferred compensation obligations issuable under the Rock-Tenn Company Supplemental Retirement Savings Plan;

viii.
Registration No. 333-62346, initially filed with the SEC on June 6, 2001, registering an aggregate of 3,200,000 shares of Common Stock issuable under the Rock-Tenn Company 2000 Incentive Stock Plan and the Rock-Tenn Company 1993 Employee Stock Purchase Plan and an indeterminate amount of interests to be offered or sold pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan; and

ix.
Registration No. 333-77237, initially filed with the SEC on April 28, 1999, registering an aggregate of 2,334,924 shares of Common Stock and 28,344 shares of the Registrant’s Class B common stock, par value $0.01 per share, issuable under the Rock-Tenn Company 1993 Employee Stock Purchase Plan, the Rock-Tenn Company 1993 Employee Stock Option Plan, the Rock-Tenn Company 1988 Stock Option Plan and the Rock-Tenn Company 1987 Stock Option Plan, and an indeterminate amount of interests to be offered or sold pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan.

On July 1, 2015, pursuant to that certain Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015, by and among the Registrant, WestRock Company (formerly known as Rome-Milan Holdings, Inc.), a Delaware corporation (“WestRock”), MeadWestvaco Corporation, a Delaware corporation, Rome Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of WestRock (“RockTenn Merger Sub”), and Milan Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of WestRock, RockTenn Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of WestRock (the “Merger”).

As a result of the Merger, the Registrant terminated all offers and sales of its plan interests and Common Stock registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 1, 2015.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.